Exhibit 99.1

May 22, 2019

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. ANNOUNCES THE PASSING OF DIRECTOR AND FORMER CHAIRMAN, MICHAEL A. VARET.

Lakeville, Connecticut, May 22, 2019 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ: “SAL”), announced that Michael A. Varet, a director of Salisbury since the Bank Holding Company was formed in 1998, and a director of its subsidiary bank, Salisbury Bank and Trust Company (“Salisbury Bank”) since 1997, passed away on May 20, 2019 at the age of 77.

Richard J. Cantele, Jr., President and Chief Executive Officer of Salisbury and Salisbury Bank informed the employees, directors and other stakeholders of Mr. Varet’s death and expressed gratitude for Michael Varet’s years of service on the Board, stating that “Michael Varet brought valuable insights and sound governance to his leadership of the Board. He served as the Presiding Director since 2007 and as Board Chair from 2010 until earlier this month when he stepped down from the role of Chairman, while he continued to serve as a director of both Salisbury and Salisbury Bank.”

At its Annual Meeting of Shareholders on May 15, 2019, David B. Farrell was elected to succeed Michael Varet as Chairman of the Boards of both Salisbury and Salisbury Bank.

Chairman Farrell stated that “Michael Varet’s extensive legal background and leadership experience along with his analytical skills and knowledge of financial services and corporate governance perfectly suited Michael Varet to guide Salisbury’s Board through more than twenty (20) years of growth and profitability, while maintaining Salisbury Bank’s commitment to the corporate communities it serves.”

President Cantele further commented, “Along with his knowledge, Michael brought an inclusive leadership style with respect for the views of others while chairing the Boards of Salisbury and Salisbury Bank. During his tenure as a director, the holding company for Salisbury Bank, was formed, Salisbury’s stock was listed for trading, the size of the organization nearly tripled, and Salisbury successfully completed six (6) acquisitions. Michael’s contributions will continue to serve as the foundation for Salisbury’s continued successes.”